Updated artist data

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Masterworks <support@masterworks.com>
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Hi Sam,

Have you had a chance to see this tapestry work from Alighiero Boetti? He's got some updated stats we wanted to flag.

1. He's got a 100% track record for appreciation of repeat sales. When his tapestries come back to auction, they've gone up in value every time over the last 25 years.
2. His works made up 72% of the global textile market from 2015-2023, dominating that market. (Updated data from ArtTactic)

Wanted to make sure you saw this updated data since we don't often see such an impressive combination of these metrics.

Learn more here. View offering circular below.

Thanks,

The Masterworks Team

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MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281

Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, or investment advice. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

We endeavor to include all relevant works and transactions, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Past sales are not indicative of future results.

Masterworks, LLC is located at 225 Liberty St, 29th Floor, New York, NY 10281.